Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-196236, 333-170572 and 333-167500 on Form S-3 and Registration Statement No. 333-189619 on Form S-8 of our reports dated February 17, 2017, relating to the consolidated financial statements of CYS Investments, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP
Boston, MA
February 17, 2017